Exhibit 10.1

[SECOND] AMENDMENT TO

[SECOND] [AMENDED AND RESTATED] EMPLOYMENT AGREEMENT

THIS [SECOND] AMENDMENT TO [SECOND] [AMENDED AND RESTATED] EMPLOYMENT AGREEMENT (this “[Second] Amendment”) is entered into as of November 3, 2011 by and between AMAG PHARMACEUTICALS, INC., a Delaware corporation with offices at 100 Hayden Avenue, Lexington, MA  02421 (the “Company”), and [Name], of [Address] the (“Employee” or “you”).

WHEREAS, the Company and the Employee are parties to that certain [Second] [Amended and Restated] Employment Agreement, dated as of [Date], [which was amended by the Amendment to Employment Agreement dated February 1, 2011] (as amended, the “Employment Agreement”);

WHEREAS, the Company and the Employee wish to further amend the Employment Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended, concerning the timing of the execution of a release and payments made in connection with a separation of service;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.             Amendment to Section 5(b).  Section 5(b) of the Employment Agreement is hereby amended and the following sentence is added after the last sentence of Section 5(b):

“Notwithstanding anything to the contrary herein, if any of the payments and benefits provided for in this Section 5(b) constitute non-qualified deferred compensation subject to Section 409A and the sixty (60) day period in which you must execute the release begins in one calendar year and ends in another, the payments and benefits provided for in this Section 5(b) shall commence, be made or become effective in the later calendar year.”

2.             Amendment to Section 5(c).  Section 5(c) of the Employment Agreement is hereby amended and the following sentence is added after the last sentence of Section 5(c):

“Notwithstanding anything to the contrary herein, if any of the payments and benefits provided for in this Section 5(c) constitute non-qualified deferred compensation subject to Section 409A and the sixty (60) day period in which you must execute the release begins in one calendar year and ends in another, the payments and benefits provided for in this Section 5(b) shall commence, be made or become effective in the later calendar year.”

3.             Continuation of Employment Agreement.  Except as specifically amended by this [Second] Amendment, the Employment Agreement shall remain in full force and effect and is hereby ratified and affirmed in all respects.

4.             Choice of Law; Jurisdiction.  This [Second] Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts, and the validity, interpretation and performance of this [Second] Amendment shall be governed by, and construed in accordance with, the laws of Massachusetts, without regard to conflict of law principles.

5.             Counterparts.  This [Second] Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this [Second] Amendment to Employment Agreement as of the day and year first set forth above.

COMPANY:

AMAG PHARMACEUTICALS, INC.

By:
Name:	Joseph L. Farmer
Title:	General Counsel and Senior Vice President of Legal Affairs

EMPLOYEE:

By:
Name:	[Name]